May 2009 Preliminary Terms No. 88 Registration Statement No. 333-156423 Dated April 24, 2009 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS Opportunities in Equities
PLUS based on the iShares® FTSE/Xinhua China 25 Index Fund due June 21, 2010 Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset on the valuation date.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	May , 2009
Original issue date:	May , 2009
Maturity date:	June 21, 2010
Underlying shares:	Shares of the iShares® FTSE/Xinhua China 25 Index Fund
Payment at maturity:
If final share price is greater than initial share price,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final share price is less than or equal to initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	300%
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	June 16, 2010, subject to postponement for certain market disruption events.
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$14.10 to $14.60 per PLUS (141% to 146% of the stated principal amount), to be determined on the pricing date.
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
CUSIP:	617483359
ISIN:	US6174833599
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS	$10.00	$0.15	$9.85
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per PLUS.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208009

PLUS based on the iShares® FTSE/Xinhua China 25 Index Fund due June 21, 2010
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities
The PLUS based on the iShares® FTSE/Xinhua China 25 Index Fund due June 21, 2010 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of price performance of shares of the underlying shares.
▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario
▪	To achieve similar levels of exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of shares of the iShares® FTSE/Xinhua China 25 Index Fund.

Maturity:	13 Months
Leverage factor:	300%
Maximum payment at maturity:	$14.10 to $14.60 (141% to 146% of the stated principal amount)
Principal protection:	None

iShares® FTSE/Xinhua China 25 Index Fund Overview
The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and currently is based on the 25 largest and most liquid Chinese stocks based on full market-capitalization value, listed and trading on the Hong Kong Stock Exchange.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® FTSE/Xinhua China 25 Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Shares” in these preliminary terms.

Information as of market close on April 21, 2009:

Bloomberg Ticker Symbol:	FXI	52 Week High (on 5/2/08):	$54.55
Current Share Price:	$32.23	52 Week Low (on 10/27/08):	$19.42
52 Weeks Ago:	$49.80

Shares of the iShares® FTSE/Xinhua China 25 Index Fund Daily Closing Prices October 8, 2004 to April 21, 2009

May 2009	Page 2

PLUS based on the iShares® FTSE/Xinhua China 25 Index Fund due June 21, 2010
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 13 month investment offers 300% leveraged upside, subject to a maximum payment at maturity of 141% to 146% of the stated principal amount.

Investors can use the PLUS to triple returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in shares of the iShares® FTSE/Xinhua China 25 Index Fund.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a certain range of price performance.
Best Case Scenario	The underlying shares increase in price and, at maturity, the PLUS redeem for the maximum payment at maturity of $14.10 to $14.60 (141% to 146% of the stated principal amount).
Worst Case Scenario	The underlying shares decline in price and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportional to the decline.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪
The market price of the PLUS will be influenced by many unpredictable factors, including the trading price, volatility and dividend rates of the underlying shares and of the stocks underlying the FTSE/Xinhua China 25 Index, and you may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.

▪	Investing in the PLUS is not equivalent to investing in the shares of the iShares® FTSE/Xinhua China 25 Index Fund or the stocks underlying the FTSE/Xinhua China 25 Index.

▪	The PLUS are subject to currency exchange risk.

▪	There are risks associated with investments in securities such as the PLUS linked to the value of foreign equity securities.

▪	Adjustments to the underlying shares or to the FTSE/Xinhua China 25 Index could adversely affect the value of the PLUS.

▪	The underlying shares and the FTSE/Xinhua China 25 Index are different.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The antidilution adjustments do not cover every event that could affect the shares of the iShares® FTSE/Xinhua China 25 Index Fund.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Economic interests of the calculation agent, an affiliate of the issuer, may be adverse to investor interests.

▪	Hedging and trading activity could potentially adversely affect the value of the PLUS.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

May 2009	Page 3

PLUS based on the iShares® FTSE/Xinhua China 25 Index Fund due June 21, 2010
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon the closing price of one underlying share on the valuation date.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
May , 2009	May , 2009 (5 business days after the pricing date)	June 21, 2010, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® FTSE/Xinhua China 25 Index Fund
Aggregate principal amount:	$
Issue price:	$10 per PLUS (see “Syndicate Information” on page 6)
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
If the final share price is greater than the initial share price,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	300%
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of one underlying share on the pricing date.
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date.
Valuation date:	June 16, 2010, subject to adjustment for certain market disruption events.
Share performance factor:	(final share price / initial share price)
Maximum payment at maturity:	$14.10 to $14.60 per PLUS (141% to 146% of the stated principal amount), to be determined on the pricing date.
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

May 2009	Page 4

PLUS based on the iShares® FTSE/Xinhua China 25 Index Fund due June 21, 2010
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange
CUSIP:	617483359
ISIN:	US6174833599
Minimum ticketing size:	100 PLUS
Tax considerations:
Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

▪
Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

Because the PLUS is linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section of the accompanying prospectus supplement for PLUS called “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

May 2009	Page 5

PLUS based on the iShares® FTSE/Xinhua China 25 Index Fund due June 21, 2010
Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in the underlying shares and in futures and options contracts on the underlying shares and any other securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the price of the underlying shares, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit Plan Investor Considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the PLUS	Selling concession	Principal amount of PLUS for any single investor
$10.00	$0.15	<$1MM
$9.975	$0.125	$1MM-$2.99MM
$9.9625	$0.1125	$3MM-$4.99MM
$9.95	$0.10	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

May 2009	Page 6

PLUS based on the iShares® FTSE/Xinhua China 25 Index Fund due June 21, 2010
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$14.35 (143.5% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
If the final share price is greater than the initial share price, then investors receive the $10 stated principal amount plus 300% of the appreciation of the underlying shares over the term of the PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final share price of 114.5% of the initial share price.

▪	If the underlying shares appreciate 5%, the investor would receive a 115% return, or $11.50.

▪	If the underlying shares appreciate 50%, the investor would receive the hypothetical maximum payment at maturity of 143.5% of the stated principal amount, or $14.35.

▪
If the final share price is less than or equal to the initial share price, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the price of the underlying shares.

▪	If the underlying shares depreciate 10%, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

May 2009	Page 7

PLUS based on the iShares® FTSE/Xinhua China 25 Index Fund due June 21, 2010
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, determined as follows:

If the final share price is greater than the initial share price:

$10    +    Leveraged Upside Payment:

subject to the maximum payment at maturity of $14.10 to $14.60, or 141% to 146% of the stated principal amount for each PLUS,

If the final share price is less than or equal to the initial share price:

$10    x    Share Performance Factor

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

May 2009	Page 8

PLUS based on the iShares® FTSE/Xinhua China 25 Index Fund due June 21, 2010
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-19 of the accompanying prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

▪
PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final share price is less than the initial share price, you will receive for each PLUS that you hold a payment at maturity that is less than the stated principal amount of each PLUS by an amount proportionate to the decrease in the closing price of the underlying shares.

▪
Appreciation potential is limited.  The appreciation potential of PLUS is limited by the maximum payment at maturity of $14.10 to $14.60, or 141% to 146% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 300% exposure to any increase in the price of the underlying shares as of the valuation date, because the payment at maturity will be limited to 141% to 146% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final share price exceeds approximately 113.667% to 115.333% of the initial share price.

▪
Market price of the PLUS will be influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares, dividend rates on the underlying shares and of the stocks underlying the FTSE/Xinhua China 25 Index, interest and yield rates in the market, time remaining until the PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the exchange rates of the U.S. dollar relative to the Hong Kong dollar, in which the stocks underlying the FTSE/Xinhua China 25 Index trade, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads.  The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Not equivalent to investing in the shares of the iShares® FTSE/Xinhua China 25 Index Fund.  Investing in the PLUS is not equivalent to investing in the underlying shares of the iShares® FTSE/Xinhua China 25 Index Fund, the FTSE/Xinhua China 25 Index or the stocks underlying the FTSE/Xinhua China 25 Index.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares® FTSE/Xinhua China 25 Index Fund or the stocks underlying the FTSE/Xinhua China 25 Index.

▪
The PLUS are subject to currency exchange rate risk.  Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the FTSE/Xinhua China 25 Index, holders of the PLUS will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade.  An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar.  If the U.S. dollar strengthens against the Hong Kong dollar, the price of the underlying shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

May 2009	Page 9

PLUS based on the iShares® FTSE/Xinhua China 25 Index Fund due June 21, 2010
Performance Leveraged Upside SecuritiesSM

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to K$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

▪
There are risks associated with investments in securities such as the PLUS linked to the value of foreign equity securities.  The stocks included in the FTSE/Xinhua China 25 Index and that are generally tracked by the iShares® FTSE/Xinhua China 25 Index Fund have been issued by companies incorporated or principally operating in the People’s Republic of China and/or owned by the Chinese government.  Investments in securities linked to the value of emerging markets equity securities, such as the underlying shares, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks constituting the underlying shares, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets, such as the People’s Republic of China, may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

▪
Adjustments to the underlying shares or to the FTSE/Xinhua China 25 Index could adversely affect the value of the PLUS.  Barclays Global Fund Advisors, which we refer to as the investment advisor, is the investment advisor to the iShares® FTSE/Xinhua China 25 Index Fund which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  The FTSE/Xinhua China 25 Index is calculated and disseminated by the FTSE Xinhua Index Limited, which we refer to as the index publisher.  The index publisher can add, delete or substitute the stocks underlying the FTSE/Xinhua China 25 Index or make other methodological changes that could change the value of the FTSE/Xinhua China 25 Index.  Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the iShares® FTSE/Xinhua China 25 Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS.  The index publisher may discontinue or suspend calculation or publication of the FTSE/Xinhua China 25 Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued FTSE/Xinhua China 25 Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

May 2009	Page 10

PLUS based on the iShares® FTSE/Xinhua China 25 Index Fund due June 21, 2010
Performance Leveraged Upside SecuritiesSM

▪
The underlying shares and the FTSE/Xinhua China 25 Index are different.  The performance of the underlying shares may not exactly replicate the performance of the FTSE/Xinhua China 25 Index because the underlying shares of the iShares® FTSE/Xinhua China 25 Index Fund will reflect transaction costs and fees that are not included in the calculation of the FTSE/Xinhua China 25 Index.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® FTSE/Xinhua China 25 Index Fund or due to other circumstances.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be materially and adversely affected.

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The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

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Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  As calculation agent, MS & Co. will determine the initial share price and final share price, the share performance factor or the share percent increase as applicable and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of the FTSE/Xinhua China 25 Index, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co., and other affiliates of ours will carry out hedging activities related to the PLUS (and to other instruments linked to the underlying shares or the FTSE/Xinhua China 25 Index), including trading in the underlying shares and in other instruments linked to the underlying shares or the FTSE/Xinhua China 25 Index.  MS & Co. and some of our other subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares and the FTSE/Xinhua China 25 Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the date we price the PLUS for initial sale to the public could potentially affect the initial share price of the underlying shares and, therefore, could increase the price at which the underlying shares must close before an investor receives a payment at maturity that exceeds the issue price of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

May 2009	Page 11

PLUS based on the iShares® FTSE/Xinhua China 25 Index Fund due June 21, 2010
Performance Leveraged Upside SecuritiesSM

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The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

May 2009	Page 12

PLUS based on the iShares® FTSE/Xinhua China 25 Index Fund due June 21, 2010
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Shares

The iShares® FTSE/Xinhua China 25 Index Fund. The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, Inc. (the “Trust”), a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  iShares®, Inc. consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund. It is possible that this fund may not fully replicate the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Commission by the iShares® FTSE/Xinhua China 25 Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the PLUS offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and the price of the underlying shares at the time we price the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws.  As a prospective purchaser of the PLUS, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The PLUS are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The FTSE/Xinhua China 25 Index. The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and currently is based on the 25 largest and most liquid Chinese stocks based on full market-capitalization value, listed and trading on the Hong Kong Stock Exchange.  We have derived all information contained in these preliminary terms regarding the FTSE/Xinhua China 25 Index including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information.  Such information reflects the policies of, and is subject to change by, the FTSE Xinhua Index Limited.  For more information about the FTSE/Xinhua China 25 Index, see “Annex A—Underlying Indices and Underlying Index Publishers Information—The FTSE/Xinhua China 25 Index” in the accompanying prospectus supplement for PLUS.

May 2009	Page 13

PLUS based on the iShares® FTSE/Xinhua China 25 Index Fund due June 21, 2010
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low closing prices as well as the end-of-quarter closing prices of the underlying shares for each quarter in the period from October 8, 2004 (the inception date of the iShares® FTSE/Xinhua China 25 Index Fund) through April 21, 2009.  The closing price of the underlying shares on April 21, 2009 was $32.23.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

iShares® FTSE/Xinhua China 25 Index Fund (in U.S. dollars per share) (CUSIP 464287184)	High	Low	Period End
2004
Fourth Quarter (beginning October 8, 2004)	18.83	16.87	18.49
2005
First Quarter	19.27	17.33	18.20
Second Quarter	19.17	17.58	19.04
Third Quarter	21.93	18.94	21.41
Fourth Quarter	21.53	18.88	20.54
2006
First Quarter	24.85	21.00	24.76
Second Quarter	27.91	22.00	25.60
Third Quarter	27.35	24.48	27.12
Fourth Quarter	37.47	27.13	37.15
2007
First Quarter	38.80	30.55	34.14
Second Quarter	43.31	34.83	42.95
Third Quarter	60.70	39.91	60.00
Fourth Quarter	72.84	53.75	56.82
2008
First Quarter	59.25	41.23	45.05
Second Quarter	54.55	43.13	43.61
Third Quarter	47.20	30.88	34.47
Fourth Quarter	34.25	19.42	29.09
2009
First Quarter	31.56	22.80	28.53
Second Quarter (through April 21, 2009)	33.09	29.22	32.23

May 2009	Page 14